Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Faraday Future Intelligent Electric, Inc. and Subsidiaries

Gardena, California

We hereby consent to the incorporated by reference in this Registration Statement on Form S-3 (the “Registration Statement”) to be filed on or about June 26, 2026 of our report dated March 31, 2025, with respect to the consolidated financial statements of Faraday Future Intelligent Electric Inc. and Subsidiaries (the “Company”) as of and for the year ended December 31, 2024. Our report includes an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern. We also consent to the reference to our Firm under the caption “Experts” in this Registration Statement.

/s/ Macias Gini & O’Connell LLP

Irvine, California

June 26, 2026